      NEWS RELEASE   CONTACT: Dan Lombardo Vice President of Investor Relations 630-570-0605 dan.lombardo@inventrustproperties.com InvenTrust Properties Corp. Announces Inaugural Investment Grade Credit Rating From Fitch Ratings, Inc. DOWNERS GROVE, III – April 6, 2022 – InvenTrust Properties Corp. (“InvenTrust” or the “Company”) (NYSE: IVT) today announced that Fitch Ratings, Inc. (“Fitch”) has assigned a first time rating to IVT, including a Long-Term Issuer Default Rating of ‘BBB-’ with a stable outlook. According to Fitch’s published report, the key rating drivers were InvenTrust’s conservative balance sheet, Sun Belt exposure, grocery- anchored assets, and solid tenant diversification. “We are pleased with IVT’s inaugural issuer rating of BBB- with a stable outlook,” said DJ Busch, President and CEO. “The investment grade rating reflects the quality of our cash flow driven by our simple and focused Sun Belt portfolio strategy and, most important, our team’s dedication to a best-in-class capital structure. The rating will expand our access to additional capital sources and support our ability to pursue growth opportunities in the quarters ahead.” More information regarding InvenTrust’s rating assignment can be found on Fitch's website at: fitchratings.com. About InvenTrust Properties Corp. InvenTrust Properties Corp. (“we,” the “Company,” “our,” “us,” "IVT" or "InvenTrust") is a premier Sun Belt, multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery anchored neighborhood and community centers as well as high-quality power centers that often have a grocery component. We pursue our business strategy by acquiring retail properties in Sun Belt markets, opportunistically disposing of retail properties, maintaining a flexible capital structure, and enhancing environmental, social and governance (ESG) practices and standards. A trusted, local operator bringing real estate expertise to its tenant relationships, IVT has built a strong reputation with market participants across its portfolio. IVT is committed to leadership in ESG practices and has been a Global Real Estate Sustainability Benchmark (“GRESB”) member since 2013. As of December 31, 2021, the Company is an owner and manager of 62 retail properties, representing 9.5 million square feet of retail space. For more information, please visit www.inventrustproperties.com. Availability of Information on InvenTrust Properties Corp.'s Website and Social Media Channels

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